EXHIBIT 99.1

3790 Park Central Blvd. North

Pompano Beach, FL 33064

NEWS
May 14, 2008		FOR MORE INFORMATION: 954-917-4114 HOWARD L. EHLER, JR. CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES FIRST QUARTER 2008 RESULTS

Pompano Beach, FL.  Imperial Industries, Inc. (NASDAQ CM: “IPII”) announced today the results of operations for the first quarter ended March 31, 2008.

Net sales for the three months ended March 31, 2008 were $9,346,000, compared to $16,531,000 in the same period in 2007. For the first quarter ended March 31, 2008, the Company had a net loss of $1,955,000, or $.78 per diluted share, compared to net income of $381,000, or $0.15 per diluted share in the same period in 2007. The Company's first quarter results include a non-cash charge of $694,000, or $.28 per share, related to the establishment of a valuation allowance against its deferred tax assets.

The first quarter 2008 results reflect the continued adverse effect of the significant reduction in demand for our products in the new housing and commercial construction markets.  The reduction in demand is directly related to the decline in construction activity in the Southeastern United States, which is our primary trade area.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “The 2008 first quarter, traditionally the slowest seasonal quarter for construction activity in our markets, continued to be adversely impacted by the decline in residential construction activity which commenced in 2006.  While the Company has made investments in new product inventory, additional sales personnel and selected capital improvements to support the sale of an expanded line of products during the quarter, we have subsequently scaled back capital spending and taken other actions to reduce expenses in view of the continuing downturn in construction. We have closed an under-performing distribution facility in Panama City Beach, Florida, initiated reductions in our workforce and are continuing to evaluate the elimination of other expenses which would not have a negative impact on sales. Although we incurred start-up losses in the first quarter associated with the opening of our new distribution facility in New Orleans, Louisiana, we remain optimistic about the long-term business prospects for that location. We continue to closely monitor business conditions at each of our facilities during this difficult market environment and will take such actions as are necessary for us to remain strong operationally and be in position to take advantage of opportunities when market conditions improve.”

For more information, please refer to the Company’s Form 10-Q for the three months ended March 31, 2008 which was filed with the Securities and Exchange Commission on May 14, 2008.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi, Alabama and Louisiana. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company’s subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of gypsum, roofing, stucco, insulation, doors, windows, lumber and other related products manufactured by other companies as well as the Company’s manufactured products. See our website at www.imperialindustries.com for more information about the Company.

Page 2 of News Release dated May 14, 2008

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward- looking statements included in this press release are set forth in the “Forward-Looking Statements” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

	(Unaudited)
	Three Months Ended March 31,
	2008	2007
Net sales	$9,346,000	$16,531,000

(Loss) income before income taxes	$(1,913,000)	$593,000
Income tax expense	(42,000)	(212,000)

Net (loss) income	$(1,955,000)	$381,000

Net (loss) income per common share - basic	$(.78)	$.15
Net (loss) income per common share - diluted	$(.78)	$.15

Weighted average shares outstanding - basic	2,514,002	2,506,502
Weighted average shares outstanding - diluted	2,514,002	2,533,911

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